Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:               Shaun A. Burke, President and CEO or Carter M. Peters, CFO

1341 W. Battlefield

Springfield, MO 65807

417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY FIRST QUARTER 2015 Financial Results

SPRINGFIELD, MO – (April 16, 2015) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following preliminary results for its first quarter ended March 31, 2015.

Net income available to common shareholders was $1,330,000 for the quarter ended March 31, 2015 as compared to $1,055,000 for the same quarter in 2014. Diluted earnings per common share was $.30 for the quarter as compared to $.33 earned for the same quarter in 2014. The decline in earnings per common share was due to the increase in average common shares from the common stock offering closed in March 2014.

Select Quarterly Financial Data

	Quarter ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(Dollar amounts in thousands, except per share data)
Performance Data:
Diluted income per common share	$0.30	$0.41	$0.33

Annualized return on average assets	0.83%	1.14%	0.83%

Annualized return on average equity	8.56%	11.67%	9.34%

Net interest margin	3.43%	3.63%	3.59%

Efficiency ratio	66.63%	56.23%	67.86%

Tangible common equity to tangible assets	9.48%	9.78%	8.80%

Tangible book value per common share	$14.62	$14.30	$13.21

Nonperforming assets to total assets	1.23%	1.35%	2.45%

Common Share Data (excluding unvested restricted):
Shares outstanding	4,333,558	4,300,148	4,260,125
Average shares outstanding , diluted	4,374,001	4,359,364	3,239,650

The following key issues contributed to the first quarter results as compared to the same period in 2014:

Interest income – On the asset side, the Company has continued to experience strong loan volume during the first quarter, as well as over the last twelve months. This has allowed the Company to put more low yielding cash and investment funds into higher yielding loans. However, pricing on loans remains challenging due to significant competition on new and existing credit relationships. This pricing pressure has impacted the ability to maintain loan yield compared to 2014. Also impacting loan yield and loan income, compared to one year ago, was the recognition of approximately $335,000 of interest income during the first quarter 2014 on the payoff of a credit relationship that had been classified as non-accrual. Due to this one-time adjustment, the Company’s total interest income declined $72,000 for the first quarter compared to the prior year quarter. For the quarter, the Company’s total earning asset yield declined to 4.16% as compared to 4.34% during the same quarter in 2014.

Interest expense - On the liability side, over the last several quarters the Company’s cost of funds improvement has played a major role in its net interest margin expansion. Significant efforts to grow lower cost core deposit relationships have been successful and allowed for reductions in wholesale funding and higher cost transaction and certificates of deposit accounts during the quarter. Total average deposits increased $6.5 million during the quarter as compared to the prior quarter. Despite this increase in deposit balances, the Company’s interest expense declined by $9,000 for the first quarter compared to the prior year quarter. Furthermore, the average cost of funds for the quarter was .81% compared to .83% during the same period in 2014.

Provision for loan loss expense and allowance for loan losses – The Company’s increase in overall loan balances during the first quarter has increased the general component of the allowance for loan loss reserve requirements. Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $150,000 during the quarter, a decline from the $200,000 recognized during the prior year quarter. In addition to the provision for loan loss expense of $150,000, recoveries exceeded loan charge-offs of specific loans (classified as nonperforming) by $17,000 during the quarter.

The allowance for loan losses as of March 31, 2015 was 1.35% of gross loans outstanding (excluding mortgage loans held for sale), a slight increase from the 1.34% as of December 31, 2014. Management believes the allowance for loan losses is at a sufficient level to provide for potential loan losses in the Bank’s existing loan portfolio.

Non-interest income – Non-interest income increased $184,000 during the quarter primarily due to a $193,000 increase in the Company’s gains on sales of loans in the secondary market compared to the same period in 2014. Fixed-rate mortgage volume of $14.1 million for the quarter was an increase of 110% compared to the prior year quarter.

Non-interest expense – Non-interest expense increased $6,000 over the prior year quarter. Salaries and employee benefits increased $148,000 due to the addition of key officers during the fourth quarter of 2014 and an increase of $61,000 in mortgage commissions from the improved mortgage volume noted above. Offsetting the increases in personnel expense were reductions in other areas, primarily a decline in legal and other professional fees of $127,000 and FDIC deposit insurance premium expenses of $30,000.

Provision for income taxes – Effective during the first quarter of 2015, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-01, which amends FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. The ASU impacts the Company’s accounting for investments in flow-through limited liability entities that manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received, and recognizes the net investment performance in the income statement as a component of income tax expense. The Company does have significant investments in such qualified affordable housing projects that meet the conditions for utilizing the proportional amortization method. The Company’s adoption of this ASU did not have a material impact on the Company’s financial position or results of operations, except that the investment amortization expense ($221,000) which was previously included in Other Non-interest Expense in the Consolidated Statements of Income, is now included in Provision for Income Taxes in the Consolidated Statements of Income for the three months ended March 31, 2015. For the three months ended March 31, 2014, $221,000 was also reclassified from Other Noninterest Expense to Provision for Income Taxes.

Capital – At March 31, 2015, stockholders’ equity increased to $63.3 million compared to $61.5 at December 31, 2014. First, equity increased due to $1.3 million in net income for the quarter. Second, as a result of decreases in market interest rates on many debt securities during the first quarter, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized gains on available-for-sale securities increased $492,000 at March 31, 2015 as compared to December 31, 2014.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – The Company reduced its nonperforming assets to $8.2 million as of March 31, 2015 as compared to $8.5 million at December 31, 2014. Nonperforming assets as a percentage of total assets was 1.23% as of March 31, 2015 compared to 1.35% as of December 31, 2014 and 2.45% as of March 31, 2014.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Losses on foreclosed assets held for sale
●	Provision for loan losses
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2015 and 2014 is set forth below.

	Quarter ended
	March 31, 2015	March 31, 2014
	(Dollar amounts are in thousands)

Net income	$1,330	$1,301

Add back:
Provision for income taxes	588	452
Income before income taxes	1,918	1,753

Add back/(subtract):
Gains on investment securities	(7)	(3)
Loss on foreclosed assets held for sale	11	16
Provision for loan losses	150	200
	154	213

Operating income	$2,072	$1,966

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended
Operating Data:	March 31, 2015	March 31, 2014
	(Dollar amounts are in thousands,
	except per share data)

Total interest income	$6,288	$6,360
Total interest expense	1,092	1,101
Net interest income	5,196	5,259
Provision for loan losses	150	200
Net interest income after provision for loan losses	5,046	5,059
Noninterest income	1,002	817
Noninterest expense	4,130	4,123
Income before income taxes	1,918	1,753
Provision for income taxes	588	452
Net income	1,330	1,301
Preferred stock dividends and discount accretion	-	246
Net income available for common shareholders	$1,330	$1,055
Net income per common share-basic	$0.31	$0.33
Net income per common share-diluted	$0.30	$0.33

Annualized return on average assets	0.83%	0.83%
Annualized return on average equity	8.56%	9.34%
Net interest margin	3.43%	3.59%
Efficiency ratio	66.63%	67.86%

	At	At
Financial Condition Data:	March 31, 2015	December 31, 2014
Cash and cash equivalents	$44,057	$12,494
Investments	87,256	86,529
Loans, net of allowance for loan losses 3/31/2015 - $6,756; 12/31/2014 - $6,589	496,147	487,801
Other assets	40,978	41,636
Total assets	$668,438	$628,460

Deposits	$525,821	$479,818
Advances from correspondent banks	52,350	60,350
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	10,000
Other liabilities	1,460	1,350
Total liabilities	605,096	566,983
Stockholders' equity	63,342	61,477
Total liabilities and stockholders' equity	$668,438	$628,460
Equity to assets ratio	9.48%	9.78%
Tangible book value per common share	$14.62	$14.30
Nonperforming assets	$8,235	$8,456